Exhibit 99.2

March 29, 2021

Liberty TripAdvisor Holdings, Inc. Announces the Completion of the Repurchase of 39% of the Outstanding Series A Preferred Stock from Certares

ENGLEWOOD, Colo. --(BUSINESS WIRE) -- March 29, 2021 -- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) announced today that it has completed the repurchase of 126,921 shares of its 8% Series A Cumulative Redeemable Preferred Stock (“Preferred Shares”) in a private transaction (the “Certares Transaction”) with an affiliate of Certares Management LLC (“Certares”), previously announced by Liberty TripAdvisor.

The 126,921 Preferred Shares repurchased by Liberty TripAdvisor under the repurchase agreement with Certares (the “Repurchase Agreement”) represent 39% of the Preferred Shares held by Certares, and were repurchased for an aggregate value of approximately $344 million. Payment by Liberty TripAdvisor to Certares in connection with the Certares Transaction consisted of a combination of:

•	approximately $252 million of cash from a portion of the net proceeds from a previously announced offering of 0.50% exchangeable senior debentures due 2051 (the “Debentures”); and

•	approximately $92 million aggregate value of Tripadvisor (“TRIP”) common stock owned by Liberty TripAdvisor, consisting of 1,713,859 shares.

The details of the Certares Transaction are consistent with the terms and conditions announced in Liberty TripAdvisor’s press release dated March 22, 2021. The 126,921 Preferred Shares repurchased will be retired.

Following the completion of the Certares Transaction:

•	Liberty TripAdvisor has outstanding approximately 198 thousand Preferred Shares with a redemption value, as of March 22, 2021, of approximately $538 million; and

•	Liberty TripAdvisor owns approximately 16.4 million shares of TRIP common stock and approximately 12.8 million shares of TRIP Class B common stock (which are convertible into TRIP common stock on a 1-for-1 basis), representing an approximate 22% economic interest and 58% voting interest in TRIP, based on the total number of shares of TRIP common stock and TRIP Class B common stock outstanding as of February 12, 2021.

An additional portion of the Preferred Shares may be repurchased if the initial purchasers in the previously announced offering of Debentures exercise their option to purchase additional Debentures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of the Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the retirement of Preferred Shares and the additional repurchase of Preferred Shares as a result of the exercise of the initial purchasers’ option to purchase additional Debentures. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty TripAdvisor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty TripAdvisor’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty TripAdvisor, including its most recent Annual Report on Form 10-K, for risks and uncertainties related to Liberty TripAdvisor which may affect the statements made in this press release.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (NASDAQ: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.